SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2008

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

195 West Street, Waltham, Massachusetts 02451
(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (781) 464-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 8, 2008, we entered into a Third Loan Modification Agreement with Silicon Valley Bank. The agreement modifies our existing credit facility with Silicon Valley Bank to increase the amount of the facility from $5 million to $10 million. The facility is a revolving line of credit under which borrowings bear interest at the bank’s prime rate or, if our unrestricted cash falls below $20 million, at the bank’s prime rate plus 0.25%. The credit facility is collateralized by substantially all of our assets. In addition, the facility carries an unused revolving line facility fee of 0.375% of the undrawn balance. The credit facility expires on October 8, 2010.

Up to $5 million of the line of credit may be used to secure letters of credit and cash management services, and up to $5 million of the line of credit may be used in connection with foreign exchange forward contracts. The modification agreement contains financial covenants that require us to maintain an unrestricted cash balance at Silicon Valley Bank of at least $20 million. If our unrestricted cash falls below $20 million, then the amount we could borrow under the line of credit would be limited to a borrowing base consisting of a specified percentage of accounts receivable and a specified percentage of future billings. In addition, we would be required to maintain unrestricted cash plus borrowing availability of at least $15 million, and would be required to meet certain minimum quarterly invoicing targets.

There are no outstanding borrowings under this credit facility.

The foregoing description of the Third Loan Modification Agreement is qualified in its entirety by reference to the Third Loan Modification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Loan Modification Agreement by and between Salary.com, Inc. and Silicon Valley Bank dated as of October 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: October 15, 2008	By:	/s/ Elliot J. Mark
Elliot J. Mark
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Third Loan Modification Agreement by and between Salary.com, Inc. and Silicon Valley Bank dated as of October 8, 2008.

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